UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 5, 2005

Alliant Techsystems Inc.

(Exact name of Registrant as Specified in Its Charter)

Commission file number 1-10582

Delaware	41-1672694
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5050 Lincoln Drive Edina, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

See Item 2.03.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 5, 2005, Alliant Techsystems Inc. (“ATK”) entered into an amendment to its Credit Agreement dated March 31, 2004 (the “Credit Agreement”), by and among ATK; the Lenders named therein; Bank of America, N.A. (“Bank of America”) as Swing Line Lender; Bank of America, Calyon New York Branch (f/k/a Credit Lyonnais New York Branch), U.S. Bank National Association and JPMorgan Chase Bank, as L/C Issuers; and Bank of America, as Administrative Agent for the Lenders.  Prior to the amendment, the Credit Agreement was comprised of a term loan (the “Term B Loan”) with an original balance of $400 million maturing in 2011 and a $300 million revolving credit facility maturing in 2009.  During the fiscal year ended March 31, 2005, ATK paid $130 million in optional prepayments on the Term B Loan along with $3.4 million of scheduled payments.  As of March 31, 2005, total borrowings were $266.6 million under the Term B Loan and ATK had no borrowings under the revolving credit facility.

The amendment to the Credit Agreement was entered into in order to refinance the Term B Loan with the issuance of a new term loan in the amount of $270 million (the “Term A Loan”).  The amended Credit Agreement also maintains the $300 million revolving credit facility.  The Term A Loan generally has the same terms as the original Term B Loan with the following amendments:

•                  The maturity of the Term A Loan is in 2009, compared to the maturity of the Term B Loan in 2011.

•                  The Term A Loan is subject to quarterly amortization of principal in equal installments of 2.5% per quarter, thus increasing the required payments to $27 million per year.

•                  The rate of interest and commitment fees charged in connection with the Term A Loan and the revolving credit facility were lowered, from those previously required under the Term B Loan, as long as ATK maintains certain debt limits and credit ratings.

•                  The definition of “Restricted Payments” under the Term A Loan was amended to include payments with respect to subordinated debt and any convertible securities.  In addition, the amended Credit Agreement allows unlimited Restricted Payments as long as ATK maintains certain debt limits, with an annual limit of $50 million when those debt limits are not met.

The amendment to the Credit Agreement is attached to this report as Exhibit 10.2.

Borrowings under the Credit Agreement bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s consolidated total leverage ratio.

Substantially all domestic tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Credit Agreement.  The Credit Agreement also imposes restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends, sell assets, merge or consolidate with or into another entity, enter into sale-and-leaseback transactions and make certain capital expenditures.  The Credit Agreement also requires ATK to meet and maintain specified financial ratios, including a maximum interest coverage ratio, a maximum consolidated leverage ratio and a maximum senior leverage ratio.  The Credit Agreement contains usual and customary events of default for credit facilities of this nature (with customary grace periods, as applicable).

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of March 31, 2004, among ATK as the Borrower; Bank of America N.A., as Administrative Agent; the Lenders from time to time parties thereto; the Swing Line Lender as identified therein; Credit Lyonnais New York Branch, as Syndication Agent; The Bank of New York, U.S. Bank National Association, and National City Bank, as Co-Documentation Agents; Banc of America Securities LLC and Credit Lyonnais New York Branch, as Joint Lead Arrangers; and Banc of America Securities LLC as Sole Bookrunning Manager (incorporated by reference to Exhibit 99.1 to ATK’s Current Report on Form 8-K dated March 31, 2004).

10.2

Amendment No. 1 to Credit Agreement, dated as of May 5, 2005, among ATK, as the Borrower; the Lenders named therein; Bank of America, N.A. (“Bank of America”) as Swing Line Lender; Bank of America, Calyon New York Branch (f/k/a Credit Lyonnais New York Branch), U.S. Bank National Association and JPMorgan Chase Bank, as L/C Issuers; and Bank of America, as Administrative Agent for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: May 11, 2005	By:	/s/ Keith D. Ross
	Name:	Keith D. Ross
	Title:	Senior Vice President, General Counsel and Secretary